Exhibit 99.1

SciClone Pharmaceuticals Contacts:
Gary Titus	Ana Kapor
650.358.3456	650.358.3437
gtitus@sciclone.com	investorrelations@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND YEAR-END 2008

FOSTER CITY, CA – March 3, 2009 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported results for the fourth quarter and year ended December 31, 2008. The fourth quarter 2008 revenues grew 53% to $15,317,000 over the same period last year, and net loss declined to $3,143,000 or $0.07 per share on a basic and diluted basis, compared with a net loss of $3,612,000 or $0.08 per share in the fourth quarter of 2007.

“SciClone today is a profit-driven company, committed to maximizing the international sales of our lead commercial product, ZADAXIN®, expanding our commercial operations with a planned new product introduction and advancing our oncology and infectious disease product portfolio,” said Friedhelm Blobel, Ph.D., SciClone’s President and Chief Executive Officer. “We believe our strategy of expanding existing sales and building brand identity in key emerging markets, introducing revenue-generating products such as DC Bead TM in China while evaluating additional pipeline expansion possibilities and practicing fiscal discipline, will enable us to realize our goal of continuing revenue growth and achieving sustainable profitability. We believe that 2008 was a transformative year in our Company’s history and we look forward to 2009 as another year of strong value creation.”

Financial Results

For the fourth quarter 2008, product revenues from the sale of ZADAXIN increased by 53% resulting in total revenue of $15,317,000, compared with revenues of $10,018,000 for the fourth quarter 2007. For the year ended December 31, 2008, product revenues increased by 46% to $54,108,000, compared with product revenues of $37,038,000 for the same period of 2007. The increase in product revenues for the fourth quarter and year ended December 31, 2008 was primarily attributable to an increase in the quantity of ZADAXIN sold, mainly to China and now also in Russia.

Research and development expenses for the fourth quarter 2008 totaled $6,747,000, compared with $5,518,000 for the fourth quarter 2007. For the year ended December 31, 2008, research and development expenses were $23,537,000, compared with $17,446,000 for the same period of 2007. The increase in R&D expenses relates to our ongoing phase 2 clinical trial of RP101 for metastatic pancreatic cancer, the accrual of clinical trial expenses for a payment to be made to our development partner Sigma-Tau, and the initiation of phase 2 clinical trials of SCV-07 for two indications, severe oral mucositis and chronic Hepatitis C.

Sales and marketing expenses for the fourth quarter of 2008 were $4,997,000, compared with $3,960,000 for the fourth quarter of 2007. For the year ended December 31, 2008, sales and marketing expenses were $17,325,000, compared with $13,928,000 for the same period of 2007. The increase in sales and marketing expenses in 2008 was primarily due to increases in personnel and promotional activities related to our expanding sales and marketing efforts for our lead product, ZADAXIN, including those activities in both China and Russia.

General and administrative expenses for the fourth quarter of 2008 were $3,572,000, compared with $2,597,000 for the fourth quarter of 2007. For the year ended December 31, 2008, general and administrative expenses were $11,858,000, compared with $10,245,000 for the same period of 2007. The increase is primarily due to increased professional fees and compensation related expenses.

Net loss for the fourth quarter 2008 totaled $3,143,000, or $0.07 per share, compared with $3,612,000, or $0.08 per share, for the fourth quarter 2007. For the year ended December 31, 2008, net loss was $8,348,000, or $0.18 per share, compared with net loss of $9,948,000, or $0.22 per share, for the same period of 2007. The fourth quarter and the full year 2008 expenses include $429,000 and $1,843,000 of non-cash stock-based compensation charges.

Cash and cash equivalents totaled $27,673,000 at December 31, 2008, compared with $31,817,000 at December 31, 2007 and $24,162,000 at September 30, 2008. In addition, the Company had long-term investments of $1,485,000 at December 31, 2008. SciClone’s operating subsidiaries also have a $6 million bank line provided by Silicon Valley Bank, which may be used to provide additional working capital to support the company’s growth.

Financial Outlook for 2009

As announced in the SciClone press release dated February 9, 2009, the Company anticipates 2009 revenues of between $60 and $62 million, an increase of approximately 15% over 2008. SciClone expects its revenue growth to be driven by the sales of ZADAXIN and the introduction in 2009 of DC Bead in China for the treatment of patients with liver cancer. The Company anticipates earnings per share for the full year to be between $0.00 and $0.02. SciClone cash, cash equivalents and investments at December 31, 2009 are projected to be greater than $20 million.

2009 Corporate Milestones

SciClone Pharmaceuticals expects to achieve the following significant milestones in 2009:

•	Complete enrollment in the phase 2 clinical trial of RP101 in patients with pancreatic cancer in the first half of 2009;

•	Achieve continued strong revenue growth and full year profitability in 2009;

•	Launch DC Bead in China in 2009;

•	Complete enrollment in the Phase 2 trial of SCV-07 in severe oral mucositis in the latter part of 2009.

During 2009, SciClone is focused on discussions with prospective partners for a phase 3 thymalfasin stage IV melanoma trial. SciClone reached an agreement with the FDA in late 2008 on a Special Protocol Assessment (SPA) regarding the design of a phase 3 registration trial for thymalfasin as a potential treatment for stage IV melanoma.

Fourth Quarter and Year 2008 Results Conference Call

SciClone will hold a conference call later today, Tuesday, March 3, 2009 at 8:00 am PT to discuss fourth quarter and full year 2008 financial results and give a business and product update and guidance for 2009.

The call will be hosted by Friedhelm Blobel, Gary Titus, Chief Financial Officer and Senior Vice President, and Israel Rios, MD, Chief Medical Officer and Senior Vice President.

LIVE CALL:	877-741-4248 (U.S./Canada)
719-325-4813 (International)
REPLAY:	888-203-1112 (U.S./Canada)
719-457-0820 (International)
Passcode: 9394431
(Replay available from Tuesday, March 3, 2009 at 2:00 p.m. ET until 11:59 p.m. ET on Friday, April 3, 2009)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is only accurate at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals (NASDAQ: SCLN) is a profit-driven international biopharmaceutical company with a successful international business and a product portfolio of novel therapies for cancer and infectious diseases. The Company is focused on achieving worldwide sales growth, a cost-containing clinical development strategy, and tight expense management. ZADAXIN is sold in over 30 countries for the treatment of hepatitis B and hepatitis C, certain cancers and as a vaccine adjuvant. SciClone’s pipeline of phase 2 and 3 drug candidates, includes: thymalfasin for stage IV melanoma for which the Company has reached agreement with the FDA on the design of a phase 3 trial; RP101 in phase 2 for the treatment of pancreatic cancer; SCV-07 in phase 2 trials for the treatment of HCV and oral mucositis; and, awaiting approval in China, DC Bead for the treatment of liver cancer. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the business, products and financial results of SciClone Pharmaceuticals, Inc., including statements regarding our guidance for 2009 and other expectations for 2009. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These risks and uncertainties include changes to our final fiscal year 2008 results that may result in the course of completion of our audit, developments with respect to our clinical programs and our products, including in particular our ability to achieve our product revenue goals which may be affected by economic conditions, competition, regulatory restrictions and other matters, as well as the outcome of the director nomination notice received by SciClone in December 2008 from a company controlled by Sigma-Tau Finanziaria S.p.A. Please also refer to other risks and uncertainties described in SciClone’s filings with the Securities and Exchange Commission. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Important Information/ Solicitation Participants Legend

SciClone Pharmaceuticals, Inc. will file a proxy statement in connection with its 2009 annual meeting of stockholders and advises its stockholders to read that proxy statement when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of that proxy statement and other documents (when available) that SciClone files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. That proxy statement and these other documents will also be available free of charge by directing a request to SciClone Pharmaceuticals, Inc., Attn: Investor Relations, 950 Tower Lane, Suite 900, Foster City, CA 94404, or from SciClone at www.sciclone.com.

SciClone, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from the SciClone stockholders in connection with the 2009 annual meeting. Stockholders may obtain information regarding the names, affiliations and interests of such individuals in SciClone’s proxy statement filed on May 5, 2008 for the 2008 annual meeting of stockholders. To the extent that holdings of SciClone securities on the part of those individuals have changed since the date of that proxy statement, those changes have been reflected on Statements of Changes in Ownership on Forms 3 or 4 filed with the Securities and Exchange Commission. More current information regarding the interests of the directors and named executive officers of SciClone will be contained in the proxy statement referred to in the preceding paragraph.

SCICLONE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$15,312,000	$10,018,000	$54,108,000	$37,038,000
Contract revenue	5,000	—	5,000	20,000

Total revenues	15,317,000	10,018,000	54,113,000	37,058,000
Cost of product sales	3,063,000	1,757,000	9,827,000	6,735,000

Gross margin	12,254,000	8,261,000	44,286,000	30,323,000
Operating expenses:
Research and development	6,690,000	5,391,000	23,215,000	16,939,000
Related party research and development	57,000	127,000	322,000	507,000
Sales and marketing	4,997,000	3,960,000	17,325,000	13,928,000
General and administrative	3,572,000	2,597,000	11,858,000	10,245,000

Total operating expenses	15,316,000	12,075,000	52,720,000	41,619,000

Loss from operations	(3,062,000)	(3,814,000)	(8,434,000)	(11,296,000)
Interest and investment income	107,000	349,000	608,000	1,629,000
Interest and investment expense	(31,000)	—	(31,000)	(20,000)
Other (expense) income, net	(23,000)	64,000	(16,000)	40,000

Loss before provision for income tax	(3,009,000)	(3,401,000)	(7,873,000)	(9,647,000)
Provision for income tax	134,000	211,000	475,000	301,000

Net loss	$(3,143,000)	$(3,612,000)	$(8,348,000)	$(9,948,000)

Basic and diluted net loss per share	$(0.07)	$(0.08)	$(0.18)	$(0.22)
Weighted average shares used in computing basic and diluted net loss per share	46,219,562	46,115,932	46,212,223	46,099,641

	December 31,
	2008	2007
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$27,673,000	$31,817,000
Short-term investments	100,000	3,392,000
Accounts receviable	11,927,000	12,650,000
Inventories	6,056,000	5,579,000
Long-term investments	1,485,000	—
Total assets	51,905,000	58,659,000
Total currents liabilities	10,223,000	11,059,000
Total Shareholders’ equity	40,903,000	47,259,000